Contact: Julia McCartney, 714.667.8252, ext. 230

julia.mccartney@grubb-ellis.com

Grubb & Ellis Healthcare REIT Acquires
Epler Parke Building B in Indianapolis

SANTA ANA, Calif. (March 28, 2008) – Grubb & Ellis Healthcare REIT, Inc. today announced the acquisition of Epler Parke Building B in Indianapolis.

Located at 5550 South East St., Epler Parke Building B is a single story multi-tenant medical office building consisting of approximately 34,000 square feet of gross leaseable area.

Built in 2004 on approximately four acres, the 95 percent leased property offers 196 parking spaces and is accessible by Interstates 465 and 74, as well as State Highway 31 and Highway 37.

“Epler Parke Building B’s location in the expanding south Indianapolis market adds to the attractiveness of this acquisition,” said Danny Prosky, Vice President of Acquisitions for Grubb & Ellis Healthcare REIT. “The property is located near Community Hospital South, one of the area’s leading medical centers, and in a region where demand for healthcare services is growing. This is an ideal combination for Grubb & Ellis Healthcare REIT.”

Community Hospital South recently launched a $130 million, 194,000-square-foot expansion that will include a new five-story patient tower, an expansion of the hospital’s surgical services, renovation of all existing units to private room, an expanded lobby and additional outpatient services. The expansion follows the 2007 openings of Community Hospital South’s new emergency department and the renovation of the on-campus Indiana Surgery Center South. According to Community Health Network, a not-for profit health system with more than 70 sites of care throughout central Indiana, which includes Community Hospital South, the expansion is in response to growing demand for medical services in the region.

Grubb & Ellis Healthcare REIT also owns Epler Parke Building I, along with Southpointe Office Park, medical buildings located just three miles south of Epler Parke Building B. According to Prosky, this regional clustering of properties should enhance stockholder value.

Epler Parke Building B was acquired utilizing the line of credit held by Grubb & Ellis Healthcare REIT.

As of March 14, 2008, Grubb & Ellis Healthcare REIT has sold approximately 25.9 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $259 million through its initial public offering. The initial public offering began in the third quarter of 2006.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent per annum and as of March 24, 2008, has made 24 geographically-diverse acquisitions valued at approximately $468 million.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges, public non-traded real estate investment trusts (REITs) and real estate investment funds. As of December 31, 2007, nearly $3 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 216 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year.  For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the growing demand for healthcare services, the importance that the property adds to the Grubb & Ellis Healthcare REIT portfolio, and the enhancement of stockholder value. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties regarding changes in the healthcare industry; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the economy of the Indianapolis, Indiana area; the strengths and financial condition of Epler Parke Building B and Community Hospital South; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.